Exhibit 2.2

CONTRIBUTION AGREEMENT

dated as of December 13, 2006

among

CPG INTERNATIONAL HOLDINGS L.P.

and

CHRISTOPHER BARDASIAN, KEVIN SLOAN, AND LARRY SLOAN

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 13, 2006, by and among CPG International Holdings LP, a Delaware limited partnership (the “Partnership”), Christopher Bardasian, Kevin Sloan, and Larry Sloan (each, a “Subscriber” and together, the “Subscribers”).

RECITALS

WHEREAS, the Partnership is the indirect owner of all of the capital stock of CPG International I, Inc. (“CPG International”).

WHEREAS, CPG International has entered into a Unit Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), that provides for, among other things, the purchase by CPG International, or its designee, of certain of the membership interests of Pro-Cell, LLC, an Alabama limited liability company (the “Company”), from the Subscribers.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the closing of the transactions contemplated by the Purchase Agreement, the Subscribers desire to contribute membership interests in the Company in an amount specified opposite each Subscriber’s name in Schedule 1 hereto (the “Transferred Units”) to the Partnership in exchange for the number of Parent Units set forth opposite each Subscriber’s name in Schedule 1 hereto (such contributions by the Subscribers, the “Contributions”).

WHEREAS, the parties hereto intend that the Contributions contemplated by this Agreement will be treated for income tax purposes as transfers pursuant to Section 721 of the Internal Revenue Code of 1986, as amended, and any corresponding provisions of applicable state income or franchise tax status.

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, the Subscribers will become parties to an Agreement of Limited Partnership of the Partnership dated as of March 8, 2005, as amended, a copy of which is attached hereto as Exhibit A (the “Partnership Agreement”).

WHEREAS, the Partnership and the Subscribers desire to provide for the Contributions and to establish certain rights and obligations in connection herewith.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, (i) “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise and (ii) an “Affiliate” of an individual will be his spouse, children, parents and siblings and his spouse’s, parents and siblings.

“Americhem Change of Control Agreement” means the change of control agreement, dated April 1, 2006 among Americhem Inc., the Company and the Subscribers.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approved Capex” means the capital expenditures set forth on Schedule 1.1 in the amounts set forth thereon.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan, (d) employee welfare benefit plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, restricted stock, performance award, severance pay, employment, change in control, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, and whether written or oral, funded or unfunded, under which any present or former director, officer, consultant, independent contractor or employee of the Company has any present or future right to benefits sponsored or maintained, or in the case of (a) through (e) sponsored or maintained by the Subscribers, the Company or any ERISA Affiliate.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“date hereof” and “date of this Agreement” means the date first written above.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Financial Statements” means (i) the reviewed balance sheet of the Company for the fiscal years ended December 31, 2004 and December 31, 2005 (the “2005 Financial Statements”) including the notes thereto, and the reviewed statements of income and retained earnings, stockholders’ equity and cash flow for the period ended December 31, 2004 and December 31, 2005, (ii) the unaudited balance sheet of the Company as of October 31, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company for the ten (10) months ended October 31, 2006 (the “Interim Financial Statements”).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (v) all capitalized lease obligations as determined under GAAP, (vi)

all obligations in respect of purchase money obligations for the acquisition of equipment and fixed assets, but in no event including trade payables in the ordinary course of business, (vii) all obligations secured by an Encumbrance on any property or asset owned by such Person regardless of whether the obligations secured thereby shall have been assumed by that Person or are non-recourse to the credit of that Person, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (ix) all guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (viii) above, and (x) for clauses (i) through (ix) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments or contractual charges associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any Indebtedness incurred in connection with Approved Capex or, to the extent in excess of the amount of Approved Capex, authorized by the Partnership in writing.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Interim Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.

“knowledge of the Company” or “knowledge of the Subscribers” or any similar phrase means the actual knowledge of each of the Subscribers after reasonable inquiry.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (except, in the case of clauses (i), (ii), or (iii) below to the extent disproportionately affecting the Company relative to all other Persons operating in the same industries as the Company taken as a whole): (i) conditions or effects that generally affect the industries in which the Company operates, (ii) general economic conditions affecting the United States, (iii) effects arising from changes in laws or GAAP after the date hereof, (iv) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (v) effects related to the Company’s compliance with and performance of the terms and conditions of this Agreement or any other agreement entered into in connection herewith, or (vi) any acts of war, other hostilities or terrorism involving the United States.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) or 4001(a)(3) of ERISA.

“Net Revenues” means the sales of the Company of composite decking, decking related trim/rail and specialty Kvaerner extrusions and all other products and services sold as of the date of this Agreement by the Company, calculated as the sum of all invoiced sales, plus reimbursable shipping charges, and less any royalties or similar payments.

“Parent Units” means Class A Units of Parent, as defined in the agreement of Partnership Agreement.

“Permitted Encumbrances” means, (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company, (iii) Encumbrances to be removed prior to or at Closing, (iv) the Encumbrances set forth on Schedule 1.2; (v) other Encumbrances which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby and (vi) any Encumbrances incurred in connection with any Indebtedness that Buyer elects not to pay-off at Closing.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” means any tax period (or the portion of any Straddle Period) ending on or prior to the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Straddle Periods” In the case of any taxable period that includes (but does not end on) the Closing Date: (1) the amount of any Taxes of the Company based on or measured by income or receipts for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances, credits or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period and (2) the amount of other Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of is the number of days in the Straddle Period.

“Return” means with respect to a specified amount, interest thereon at 7.5% per annum, calculated from the Closing Date to the actual date the specified amount is paid.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, unclaimed or abandoned property, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto and in each instance shall include any liability for Taxes of any other Person in respect of any items described by contract, as a transferee or successor to another Person, under U.S. Treasury Reg. Section 1.1502-6 or analogous state, local or foreign provisions or otherwise.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

1.2	Interpretive Provisions. Unless the express context otherwise requires:

(a)   the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “dollars” and “$” mean United States Dollars;

(d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)   references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)   references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)    references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(m) whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

ARTICLE 2

SUBSCRIPTION AND EARN OUT CONSIDERATION

2.1	Subscription and Earn-Out.

(a)   Upon the terms and subject to the conditions set forth herein, (i) each Subscriber agrees to irrevocably and unconditionally subscribe for, and the Partnership agrees to issue to each Subscriber the number of Parent Units set forth opposite each Subscriber’s name in Schedule 1 in exchange for the amount of Transferred Units set forth opposite each Subscriber’s name in Schedule 1 and the Partnership agrees to pay the Unit Earn Out Consideration (if any) as described in Section 2.1(c) below.

(b)   “Unit Earn Out Consideration” means a one-time payment to the Subscribers as consideration for the Transferred Units, payable on the later of January

1, 2008 and 5 Business Days’ after the completion of the CPG International, Inc. audit for the year ending December 31, 2007, calculated as follows:

If the Net Revenues for the year ending December 31, 2007 are:

(i)           at least $45,000,000 and less than $50,000,000, then the Subscribers shall receive $945,000 plus the Return thereon in additional Parent Units valued at $1,832.6667 per Parent Unit;

(ii)          at least $50,000,000 and less $55,000,000, then the Subscribers shall receive $3,195,000 plus the Return thereon in additional Parent Units valued at $1,832.6667 per Parent Unit;

(iii)         at least $55,000,000 and less than $70,000,000, then the Subscribers shall receive an additional $5,445,000 plus the Return thereon in additional Parent Units valued at $1,832.6667 per Parent Unit;

(iv)         at least $70,000,000 and less than $75,000,000, then the Subscribers shall receive an additional $9,945,000 plus the Return on $5,445,000 in additional Parent Units valued at $1,832.6667 per Parent Unit;

(v)          at least $75,000,000 and less than $80,000,000, then the Subscribers shall receive an additional $12,195,000 plus the Return on $5,445,000 in additional Parent Units valued at $1,832.6667 per Parent Unit; or

(vi)         at least $80,000,000, then the Subscribers shall receive an additional $14,445,000 plus the Return on $5,445,000 in additional Parent Units valued at $1,832.6667 per Parent Unit.

(c)   All amounts to be paid to the Subscribers under this Agreement will, unless otherwise agreed, be paid one-third to each of them.

ARTICLE 3

THE CLOSING

3.1	Closing.

(a)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the closing of the transactions contemplated by the Purchase Agreement, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY, or such other place determined by the parties.

(b)   At the Closing, (i) each Subscriber shall deliver to the Partnership Transferred Units in an amount set forth opposite such Subscriber’s name in

Schedule 1 and shall become a party to the Partnership Agreement, and (ii) the Partnership shall deliver to each Subscriber the number of Parent Units set forth opposite such Subscriber’s name in Schedule 1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS

Each Subscriber hereby represents and warrants for himself only to the Partnership, as follows:

4.1          Authority; Execution; Enforceability. The Subscriber has all requisite capacity, power and authority to (a) execute and deliver this Agreement and the Purchase Agreement, (b) perform his obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchase Agreement, the performance of his obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby, in each case by the Subscriber, has been duly authorized by all requisite action on the part of the Subscriber, and no other action on the part of the Subscriber is necessary for the execution, delivery and performance of this Agreement and the Purchase Agreement by the Subscriber or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement and the Purchase Agreement by the Partnership, this Agreement constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with their respect terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

4.2          Restricted Securities. The Subscriber is acquiring the Parent Units he is acquiring under this Agreement for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in any manner that would be in violation of the Securities Act. The Subscriber has not, directly or indirectly, offered any of the Parent Units to anyone or solicited any offer to buy any of the Parent Units from anyone, so as to bring the offer and sale of any of the Parent Units within the registration requirements of the Securities Act. The Subscriber will not sell, convey, transfer or offer for sale any of the Parent Units except as provided in the Partnership Agreement and upon compliance with the Securities Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom. The Subscriber understands that (i) except as provided in the Partnership Agreement, the Parent Units will not be registered under the Securities Act or any state securities laws by reason of their issuance by the Partnership in a transaction exempt from the registration requirements thereof and (ii) the Parent Units may not be sold or otherwise disposed of unless such sale or disposition is registered under the

Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

4.3          Accredited Investor. The Subscriber is an “accredited investor” (as defined in Rule 501(a) under the Securities Act). The Subscriber has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Units and is capable of bearing the economic risks of such investment for an indefinite period of time. The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Units and has had full access to such other information concerning the Partnership and its subsidiaries as it has requested.

4.4          No General Solicitation. The Subscriber has received no general solicitation or general advertisement in connection with its Contribution or an investment in the Partnership. The Subscriber has received no other representations or warranties from the Partnership or any other person acting on behalf of the Partnership, other than those contained in this Agreement.

4.5          Consents and Approvals. Except for such filings as are required under the HSR Act, and the termination of the waiting period thereunder, no notices, reports, registrations or other filings are required to be made by the Subscriber with, nor are any consents, approvals or authorizations required to be obtained by the Subscriber from, any Governmental Authority or any other Person under any contract, agreement or other obligation to which the Subscriber is party or by which its assets are bound, in connection with the valid execution, delivery or performance of this Agreement and the Purchase Agreement by the Subscriber or the consummation by the Subscriber of the transactions contemplated by this Agreement and the Purchase Agreement, in each case except for such notices, reports, registrations and other filings the failure of which to make or obtain, individually or in the aggregate, are not material to the Subscriber’s ability to perform its obligations hereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Subscriber of its obligations hereunder.

4.6          No Reliance. The Subscriber did not look to, or rely in any manner upon, the Partnership or its Affiliates, or its or their respective directors, officers, employees or representatives for advice about tax, financial or legal consequences of acquiring an interest in the Partnership, and none of the Partnership or its Affiliates, or its or their respective directors, officers, employees or representatives has made or is making any representations to the Subscriber about, or guaranties of, tax, financial or legal outcomes of acquiring an interest in or an investment in the Partnership.

4.7  No Defaults or Conflicts. The execution and delivery of this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby by the Subscriber and performance by such Subscriber of his obligations hereunder and thereunder (i) except as set forth on Schedule 4.7, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Subscriber is a party or by which he is bound or to which his properties are subject, and (ii) assuming compliance with the applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Subscriber or any of his properties.

4.8  No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 4.8, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Subscriber in connection with the due execution, delivery and performance by the Subscriber of this Agreement and the Purchase Agreement and the consummation by the Subscriber of the transactions contemplated hereby and thereby.

4.9  The Transferred Units. Schedule 4.9 sets forth the Subscriber’s record and beneficial percentage interest in the Company. The Subscriber has good and valid title to the Transferred Units, free and clear of all Encumbrances, except Encumbrances on transfer imposed under applicable securities laws. Assuming the Partnership has the requisite power and authority to be the lawful owner of such transferred Units, upon transfer to the Partnership at the Closing of the Transferred Units, and upon receipt of the Parent Units by the Subscriber, good and valid title to the Transferred Units will pass to the Partnership, free and clear of any Encumbrances, other than those arising from acts of the Partnership or its Affiliates and Encumbrances on transfer imposed under applicable securities laws. Except as set forth in the Company’s organizational documents, the Transferred Units are not subject to any contract restricting or otherwise relating to the voting, dividend rights, transfer or other disposition of such Transferred Units.

4.10       Litigation. There is no claim, action, suit, investigation or legal proceeding pending or, to the knowledge of the Subscriber, threatened against the Subscriber, before any Governmental Authority which seeks to prevent, enjoin, alter or materially delay the Subscriber from consummating the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS ON BEHALF OF THE COMPANY

The Subscribers jointly and severally represent and warrant to the Partnership as follows:

5.1  Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subscribers have delivered to the Partnership true and correct copies of the limited liability company agreement and certificate of formation for the Company as in effect on the date hereof.

5.2	Capitalization of the Company.

(a)   Schedule 5.2 sets forth a complete and accurate list of the authorized, issued and outstanding units of the Company and the percentage interests beneficially and of record for all membership interests in the Company. Except as set forth on Schedule 5.2, there are no other membership interests of the Company outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the membership interests of, or other rights or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of membership interests of the Company. There are no outstanding stock or membership interest appreciation, phantom stock, profit participation or similar rights with respect to the membership interests of, or other rights or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter. There are no contracts to which the Company is a party or by which it is bound to (i) issue additional membership interests, other securities of the Company, or other outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), calls or commitments of any character whatsoever, relating to the membership interests of, or other equity or voting interest in, the Company, (ii) repurchase, redeem or otherwise acquire any membership interest of, or other rights or voting interest in, the Company or (iii) vote or dispose of any membership interest of, or other rights or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any membership interest of, or other rights or voting interest in, the Company.

(b)   All of the outstanding membership interests of the Company are duly authorized, validly issued, fully paid, not in default under the Company’s limited liability company agreement and non-assessable and free of any preemptive rights in respect thereto.

5.3	Intentionally Blank.

5.4  No Defaults or Conflicts. The execution and delivery of this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby by the Subscribers and performance by the Subscribers of their obligations hereunder and thereunder (i) does not result in any violation of the Company’s limited liability company agreement, (ii) except as set forth on Schedule 5.4, does not conflict with, or result in a breach of any of the terms or provisions of, require any notice under, result in the right of termination under, or constitute a default under any contract, agreement, instrument or Lease to which the Company is a party or to which its assets, property or business are bound or subject, or result in the creation of any Encumbrance on any assets of the Company, and (iii) assuming compliance with the applicable requirements of the HSR Act, does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties.

5.5  No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 5.5, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Subscribers of this Agreement and the Purchase Agreement and the consummation by the Subscribers of the transactions contemplated hereby and thereby.

5.6	Financial Statements.

(a)   The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of their respective dates, and the other related statements included in the Financial Statements, in all material respects, fairly present the results of the Company’s operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements or in Schedule 5.6(a) and subject to, in the case of the Interim Financial Statements, non-material year-end audit adjustments and the absence of related notes.

(b)   Except (i) as set forth in Schedule 5.6(b) or in the Interim Balance Sheet, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice, since October 31, 2006 and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company does not have any liabilities, Indebtedness, debts or obligations of any nature whether absolute or contingent, matured or unmatured, or otherwise; provided, that this subsection (b) shall not apply to any matters arising under, in connection with or otherwise related to the Company’s product warranties and/or any claims made thereunder. The only representations and warranties regarding the Company’s product warranties are set forth in Section 5.21.

5.7	Intellectual Property.

(a)   Schedule 5.7(a) sets forth a true and complete list of all registrations, issuances, filings and applications for all Intellectual Property Rights (as defined below) owned by, filed by, or issued or registered to, the Company and all license agreements relating to Intellectual Property Rights to which the Company is a party or a beneficiary (other than licenses for “off the shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).

(b)   Except as set forth on Schedule 5.7(b), the Company owns, or possesses licenses or other rights to use, all U.S. and non-U.S. patents, patent applications (including divisions, continuations, reexamination and reissues thereof), trademarks and service marks (registered or unregistered), trade dress, trade names (including, without limitation, the Company’s corporate name and logo), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, data, databases, trade secrets, know how and other intellectual or industrial property, whether or not subject to statutory registration or protection (collectively, “Intellectual Property Rights”), that are material to the conduct of the business of the Company, free and clear of any Encumbrances other than Permitted Encumbrances. Each IP License to which the Company is a party (i) is a legal and binding obligation of the Company and to the knowledge of the Company, the other relevant parties thereto and (ii) is in full force and effect, and neither the Company nor, to the knowledge of the Company, any party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition or representation or warranties contained in any IP License, except in each case where any failure to be valid, binding or in full force and effect or any such default would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c)   The validity and enforceability of the Intellectual Property Rights and the title or rights to use thereof is not being challenged in any action, litigation or proceeding to which the Company is a party, nor to the knowledge of the Company, is any such action, litigation or proceeding threatened in writing against the Company.

(d)   Except as set forth on Schedule 5.7(d), to the knowledge of the Company, no Person is materially infringing upon or violating any of the Intellectual Property Rights owned by the Company, and the manufacture, marketing, license, distribution, sale and use of products currently sold or contemplated to be sold by the Company does not materially violate any IP License to which the Company is a party.

(e)   The operation of the businesses of the Company, including the manufacture, marketing, license, distribution, sale and use of products currently sold or contemplated to be sold by the Company, and the use of Intellectual Property Rights in connection therewith, does not infringe, misappropriate, dilute, violate or otherwise conflict with the Intellectual Property Rights of any third party in any material respect, and there is no claim, action or proceeding pending or threatened against the Company alleging any of the foregoing. The Company has taken reasonable measures to ensure the confidentiality and security of its trade secrets and other confidential and proprietary information. The consummation of the transactions contemplated by this Agreement will not alter, impair or diminish in any material respect, or result in the loss of, or result in any accelerated or additional payment to be made to any third party with respect to, any rights or interests of the Company in any Intellectual Property Rights. There are no outstanding judgments, orders, decrees or settlements that impair, in any material respect, the Company’s rights to use, or the validity or enforceability of any Intellectual Property Rights.

5.8  Compliance with the Laws. The business of the Company has not been and is not being conducted in violation of any federal, state, provincial, county, municipal, local laws, ordinances and regulations, except such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.9	Contracts.

(a)   Schedule 5.9 lists or describes, as of the date hereof, and true and complete copies have been made available to the Partnership (including all amendments, modifications and supplements thereto), of all contracts, agreements and instruments (other than Company Benefit Plans and Leases) to which the Company is a party or to which its assets, property or business are bound or subject (collectively, the contracts listed on Schedule 5.9 are referred to herein as the “Material Contracts”):

(i)           for the purchase of materials, supplies, goods, services, equipment or other assets which (A) provides for annual payments by the Company of $50,000 or more, (B) has a residual term as of the date hereof of more than three (3) months and (C) is not terminable by the Company by notice of not more than 60 calendar days without penalty;

(ii)          for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and which (A) provides for a specified annual minimum dollar sales amount by the Company of $50,000 or more, (B) has a residual term as of the date hereof of more than three (3) months and (C) is not terminable by the Company by notice of not more than 60 calendar days without penalty;

(iii)	in respect of any Indebtedness;

(iv)         that contains a covenant not to compete, or other covenant restricting the Company or Affiliate thereof from competing with any Person in any business, or from the development, manufacture, marketing or distribution of products or services;

(v)	with any Governmental Authority;

(vi)         that relates to the acquisition or disposition of any material business by the Company;

(vii)       that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into with customers or suppliers in the ordinary course of business consistent with past practice or in connection with the current sale process of the Company;

(viii)      that contains a right of first refusal, first offer or first negotiation;

(ix)         in respect of any joint venture, partnership or strategic alliance;

(x)          pursuant to which the Company has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party;

(xi)         that was entered into since December 31, 2005 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim, action or other dispute with a value greater than $50,000;

(xii)       that was entered into outside of the ordinary course of business; or

(xiii)      that commits the Company to enter into any of the foregoing.

(b)   Each Material Contract is valid, binding and in full force and effect. With respect to all Material Contracts, neither the Company nor, to the knowledge of the Company, any other party to any such contract is in breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company or, to the knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

5.10       Litigation. Except as set forth in Schedule 5.10, there are no material claims, actions, investigations or legal proceedings pending, or to the knowledge of the Company, threatened against the Company or any material portion of its properties or assets before any Governmental Authority against or involving the Company. The Company is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority. The Company has not, since January 1, 2005 received any written notice of any claim, action, investigation or legal proceeding against it alleging any failure to comply with any order, award, injunction, judgment, decree, ruling, subpoena, verdict or other decision of any Governmental Authority.

5.11	Taxes. Except as set forth on Schedule 5.11:

(a)          all Tax Returns required to have been filed by or with respect to the Company have been timely filed, each such Tax Return has been properly prepared and is true, correct and complete in all material respects, and the Company has fully and timely paid all Taxes due and payable by the Company (whether or not shown on any tax Return). The Financial Statements contain adequate provisions for any unpaid Taxes through the date of such Financial Statements;

(b)          The Company is not currently the subject of a Tax audit, examination, claim, or administrative or judicial proceeding with respect to Taxes, nor has any such audit, claim, examination or proceeding been proposed or threatened in writing;

(c)          the Company has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority or in which any Tax Return may be filed;

(d)          no Governmental Authority with which the Company does not file Tax Returns has asserted that the Company is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority;

(e)          the Company has not (A) participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T; (B) been a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement or arrangement or (C) requested or received any Tax ruling, transfer pricing agreements, closing agreement or similar agreements, in either case that would have continuing effect after the Closing Date;

(f)           the Company will not be required to recognize for tax purposes in a tax period ending after the Closing Date any income or gain as a result of (A) using the installment method of accounting or (B) making or being required to make any change in method of accounting;

(g)          the Company has withheld from its employees, independent contractors, creditors, members and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all respects with all Tax information reporting provisions of all applicable laws;

(h)          There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable;

(i)           the Company has made available to the Partnership, at the Partnership’s request, true, correct and complete copies of all material income Tax Returns and related examination reports and statements of deficiency for all taxable periods for which the applicable statutory periods of limitations have not expired; and

(j)           The Company is and always has been treated as a partnership for U.S. federal income tax purposes.

5.12       Permits. The Company has all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of the Company’s business as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses (collectively, “Permits”). All such Permits are in full force and effect, and there has occurred no material default under any Permit by the Company.

5.13	Employee Benefit Plans.

(a)   Schedule 5.13(a) includes a true and complete list of all Benefit Plans and Multiemployer Plans maintained or contributed to by the Company or any ERISA Affiliate, and pursuant to which the Company or any ERISA Affiliate has or may have any liability, contingent or otherwise (collectively, the “Company Benefit Plans”).

(b)   Except as set forth in Schedule 5.13(b), no Company Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its subsidiaries has incurred any liability under Title IV of ERISA or Section 412 of the Code nor is any such liability reasonably expected to be incurred.

(c)   Each Company Benefit Plan (other than a Multiemployer Plan) has been established and administered in all material respects in accordance with its terms. The Company, and all the Company Benefit Plans (other than a Multiemployer Plan), are in material compliance with all applicable provisions of ERISA, the Code, all other applicable laws, orders, rules, regulations and the terms of all applicable collective bargaining agreements. With respect to each Company Benefit Plan (other than a Multiemployer Plan) (i) all material reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other governmental authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished, and (ii) each Company Benefit Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Company Benefit Plan satisfies the requirements of section 401(a) of the Code and that its related trust is exempt from taxation under section 501(a) of the Code, and no circumstances exist which would reasonably be expected to adversely affect this qualification or exemption. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) or actions pending or, to the knowledge of the Company or any ERISA Affiliate, threatened against or involving any Company Benefit Plan (other than a Multiemployer Plan) or asserting any rights to or claims for benefits under any Company Benefit Plan (other than a Multiemployer Plan) that could give rise to any material liability.

(d)   Except as provided in Schedule 5.13(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of Company, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Partnership to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company, the Subscribers, the Partnership or any of their respective affiliates with respect to any employee of the Company will be characterized as an “excess parachute payment,” within the meaning of section 280G(b)(1) of the Code.

(e)   The Company (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Company; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees of the Company; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees of the Company, except, in each case, to the extent it would not give rise to a material liability.

5.14	Environmental Matters.

(a)   Except as set forth on Schedule 5.14, (i) the Company is, and for the past five years has been, in material compliance with Environmental Laws, (ii) the Company possesses and is, and for the past five years has been, in material compliance with all permits, authorizations and approvals required under Environmental Law for the conduct of its operations (“Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits, (iii) there are no claims, notices, actions, suits, arbitrations, litigations, legal proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company alleging a material violation of or liability or obligation under, any Environmental Law, (iv) there is no contamination of, and there have been no releases or, to the knowledge of the Company, threatened releases of Hazardous Materials at the Facilities or, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company (or any predecessor of the Company), in each case that would reasonably be expected to give rise to any obligations under Environmental Law to perform any investigation or remedial action, (v) to the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (y) materially interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of Environmental Permits or (z) give rise to any material liability or other obligation under any Environmental Laws, (vi) to the

Company’s knowledge, neither the Company nor any of its predecessors, has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (x) in violation of any Environmental Laws, (y) listed on the National Priorities List or any comparable list of state sites, or (z) in a manner that has given or is reasonably likely to give rise to material liabilities pursuant to any Environmental Laws, and (vii) the Subscribers have delivered, or made available, to the Partnership true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to compliance with, or liability under, any Environmental Law.

(b)   For the purposes of this Agreement, the following terms shall have the meanings indicated:

(i)           “Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

(ii)          “Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

(iii)        “Facilities” means all real property owned, leased, or operated by the Company and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Company.

(iv)         “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

5.15       Insurance. Schedule 5.15 sets forth a list of (a) all material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company, (b) all claims made under such insurance policies since January 1, 2005 and (c) all letters of credit, surety bonds and performance bonds required to be obtained in connection with the business of the Company. All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full and the Company is not in default with respect to its obligations under any Insurance Policy.

5.16       Real Property. The Company does not own any real property. The Company has valid leasehold interests in the real property specified on Schedule 5.16 under the heading “Leased Properties” (the “Leased Real Property”) subject only to Permitted Encumbrances (it being understood that the Company makes no representation about the status of the fee title to the Leased Real Property). Schedule 5.16 contains a complete and accurate list as of the date hereof of all real property leased as lessee, including all subleases and other arrangements relating to the use or occupancy of real property (collectively, the “Leases”), by the Company. Schedule 5.16 contains an accurate and complete list as of the date hereof of all Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the property, the lessor, the lessee and the date of all such Leases. The Company is not in breach in any material respects under the Leases to which each such entity is a party, and all such Leases are in full force and effect. The Company has made available to the Partnership a true and complete copy of each Lease.

5.17       Affiliate Transactions. Except for employment relationships and compensation, benefits and travel and entertainment advances in the ordinary course of business or as disclosed on Schedule 5.17, the Company is not a party to any agreement with, or involved in the making of any payment or transfer of assets to, the Subscribers or any Affiliate of the Subscribers (or any other blood relative of a Subscriber) or any Affiliate of the Company.

5.18       Absence of Certain Changes or Events. Except as set forth on Schedule 5.18, or as otherwise contemplated by this Agreement, (i) during the period from the date of the Interim Balance Sheet, the Company has conducted its business in the ordinary course of business and has not engaged in any of the activities prohibited by Section 7.1 of this Agreement and (ii) since the date of the Interim Balance Sheet, there has been no change, effect, circumstance, development, event or occurrence which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

5.19	Suppliers and Customers.

(a)   Schedule 5.19(a) sets forth the names of the ten (10) largest suppliers of the Company measured by dollar value for the twelve (12) calendar months ended September 30, 2006. As of the date of this Agreement, none of the suppliers listed on Schedule 5.19(a) has notified any of the Subscribers or the Company that it is (i) canceling or terminating its relationship with the Company, (ii) materially and adversely modifying its relationship with the Company or (iii) to the knowledge of the Subscribers or the Company, threatened to do any of the foregoing.

(b)   Schedule 5.19(b) sets forth the names of the ten (10) largest customers of the Company measured by dollar value for the twelve (12) calendar months ended September 30, 2006. As of the date of this Agreement, none of the customers listed on Schedule 5.19(b) has notified any of the Subscribers or the Company that it is (i) canceling or terminating its relationship with the Company, (ii) materially and adversely modifying its relationship with the Company or (iii) to the knowledge of the Subscribers or the Company, threatened to do any of the foregoing.

5.20       Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Subscribers or the Company or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any of the Subscribers or the Company or any action taken by them.

5.21       Products, Warranties; Claims. Attached to Schedule 5.21 is a copy of the Company’s standard product warranty (the “Standard Warranty”). The Company has not sold any products with a warranty other than the Standard Warranty. Except as set forth in Schedule 5.21, there are no claims under the Standard Warranty and, to the Subscribers knowledge, no Person has threatened to make a claim under the Standard Warranty.

5.22       Exclusivity of Representations. The representations and warranties made by the Subscribers in this Agreement are the exclusive representations and warranties made by the Subscribers. The Subscribers hereby disclaim any other express or implied representations or warranties. The Subscribers are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Subscribers as follows:

6.1          Organization and Good Standing. The Partnership (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and to carry on its business as now conducted.

6.2	Capital Structure.

(a)   The current equity interests of the Partnership consist only of Class A Units and Class B Units. Schedule 6.2 sets forth a complete and accurate list of each of the holders of the Partnership’s Class A Units and Class B Units as of the date of this Agreement. Except as set forth on Schedule 6.2, there are no other interests of the Partnership outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of the partnership, to which the Partnership is a party or is bound requiring the issuance, delivery or sale of equity interests of the Partnership. There are no outstanding equity interest appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of, or other rights in, the Partnership to which the Partnership is a party or is bound. The Partnership has no authorized or outstanding bonds, debentures, notes or other indebtedness convertible into, exchangeable for, or evidencing the right to subscribe for or acquire equity interests in the Partnership. Except with respect to employee benefit Plans, there are no contracts to which the Partnership is a party or by which it is bound to (i) issue additional equity interests, other securities of the Partnership, or options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of, or other interests in, the Partnership, (ii) repurchase, redeem or otherwise acquire any equity interest of, or other rights in, the Partnership or (iii) vote or dispose of any equity interest of, or other rights in, the Partnership. There are no irrevocable proxies and no voting agreements with respect to any equity interest of, or other rights or voting interest in, the Partnership. The Partnership owns CPG International.

(b)   All of the Partnership’s direct and indirect subsidiaries are listed on Schedule 6.2. Except as set forth on Schedule 6.2, the Partnership owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the subsidiaries set forth on Schedule 6.2, free and clear of any Encumbrances. Except as set forth in Schedule 6.2, neither the partnership nor any of its direct or indirect subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

(c)   Each of the Partnership’s subsidiaries set forth on Schedule 6.2 is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, operate and lease its properties and carry on its business as currently conducted.

6.3          Authority; Execution; Enforceability. The Partnership has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, and (c) consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, by the Partnership have been duly authorized by all requisite action on the part of the Partnership and no other action on the part of the Partnership is necessary for the execution, delivery and performance of this Agreement by the Partnership or the consummation of the transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by the other party hereto, this Agreement constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (y) general principles of equity. The Partnership has all requisite power to issue the Class A Units. The Class A Units have been duly authorized, and, upon issuance to the Subscribers, will be owned by the Subscribers free and clear of any liens, claims, encumbrances, restrictions, or any other claims of any third party, other than pursuant to the Partnership Agreement, federal and state securities laws and any such liens, claims, encumbrances, restrictions, or any other claims created by or on behalf of the Subscribers.

6.4          Consents and Approvals. No notices, reports, registrations or other filings are required to be made by the Partnership with, nor are any consents, approvals or authorizations required to be obtained by the Partnership from, any Governmental Authority or any other Person under any contract, agreement or other obligation to which the Partnership is party or by which its assets are bound, in connection with the valid execution, delivery or performance of this Agreement by the Partnership, the consummation by the Partnership of the transactions contemplated by this Agreement or the issuance of the Class A Units by the Partnership, in each case except for such notices, reports, registrations and other filings the failure of which to make or obtain, individually or in the aggregate, are not material to the Partnership’s ability to perform its obligations hereunder and would not be reasonably likely to prohibit or restrict or delay, in any material respect, the performance by the Partnership of its obligations hereunder or the issuance of the Class A Units by the Partnership.

6.5          No Conflicts. The execution, delivery and performance of this Agreement by the Partnership does not, and the consummation of the transactions contemplated hereby by the Partnership will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under: (a) any provision of the governing documents of the Partnership, or (b) any agreement, instrument, permit, franchise, license, judgment or order applicable to the Partnership, other than such conflicts, breaches or defaults that, individually or in the aggregate, are not material to the Partnership’s ability to perform its obligations hereunder and would not be reasonably likely to prohibit or restrict or delay, in any material respect, the performance by the Partnership of its obligations hereunder or the issuance of the Class A Units by the Partnership. The Partnership has delivered to the Subscribers true and correct copies of the Partnership Agreement and certificate of formation for the Partnership as in effect on the date hereof and the Closing Date.

6.6	Financial Statements.

(a)          The Partnership has no material liabilities other than ownership interests in the Partnership’s investments.

(b)          The financial statements (the “CPG Financial Statements”) included in the reports filed with the Securities and Exchange Commission by CPG International fairly present in all material respects, the consolidated financial condition of CPG International as of the dates indicated therein and the consolidated operating results, stockholder’s equity and cash flows of CPG International for the periods indicated therein, subject to normal year-end audit adjustments.

6.7  Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Partnership in connection with this Agreement or the Partnership Agreement or the transactions contemplated hereby or thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Partnership or any action taken by the Partnership.

6.8  Litigation. There is no claim, action, investigation or legal proceeding pending or to the knowledge of the Partnership, threatened against the Partnership or any of its direct or indirect subsidiaries or any material portion of its or any of its direct or indirect subsidiary’s properties or assets before any Governmental Authority or involving the Partnership or any of its direct or indirect subsidiaries that, individually or in the aggregate, would reasonably be expected to materially impair the Partnership’s ability to effect the transactions contemplated hereby.

6.9  Affiliate Transactions. Except as set forth on Schedule 6.9, neither the Partnership, nor any of its direct or indirect subsidiaries, is a party to any agreement with any Person holding an equity interest in the Partnership or any Affiliate of any such Person, except for the Partnership Agreement and ordinary course employment relationships.

6.10       Taxes. The Partnership is and always has been treated as a partnership for all tax purposes.

ARTICLE 7

COVENANTS

Unless this Agreement is terminated pursuant to ARTICLE 10, the parties hereto covenant and agree as follows:

7.1  Conduct of Business of the Company. Except as set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, (i) (x) the Subscribers will cause the Company to conduct its business and operations in the ordinary course consistent with past practice (including, without limitations, maintaining normal inventory levels), and (y) the Subscribers will cause the Company to use its reasonable best efforts to maintain its limited liability company existence, preserve intact its material business relationships and goodwill with customers, suppliers and distributors, and keep available the services of its officers and key employees and (ii) without the prior written consent of the Partnership, the Company shall not undertake any of the following actions:

(a)   issue, sell or pledge or otherwise encumber, or authorize or propose the issuance, sale, pledge or encumbrance of any securities in respect of, in lieu of, or in substitution for membership interests of the Company;

(b)   adopt any amendment to the Company’s limited liability company agreement;

(c)   incur any Indebtedness other than pursuant to its existing debt instruments or repay, prepay or otherwise reduce the amount of its Indebtedness outstanding on the date hereof, except as required by the terms thereof as in effect on the date of this Agreement; provided, that the Company may incur Indebtedness in connection with Approved Capex;

(d)   (i) increase the rate or terms of compensation or benefits of any of its directors, officers or other employees, or pay any bonus or other amount to any director, officer or employee, except as may be required under existing employment agreements or such merit raises or increases in benefits, in each case (x) in the ordinary course of business consistent with past practice to the base salary or wages of employees of the Company who are not officers, senior managers or directors, or (y) as required by applicable law, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, (iii) enter into, adopt or amend (except to comply with applicable law) any employment, bonus, severance or retirement contract or adopt any employee benefit plan, or (iv) hire any officer or director;

(e)   sell, lease, license, transfer, abandon or otherwise dispose of, any of its property or assets other than the sale of inventory in the ordinary course of business;

(f)   make any loans, advances or capital contributions, except advances for travel and other normal business expenses, to officers and employees;

(g)   materially amend, terminate or enter into any contract or agreement of the type described in Section 5.9 or any Lease, (other than (i) bidding for and entering into contracts with customers or suppliers in the ordinary course of business consistent with past practice in an amount not exceeding $50,000 and (ii) terminations of contracts and Leases as a result of the expiration of the term of such contracts or Leases);

(h)   acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(i)    make any change in any method of accounting other than those required by GAAP;

(j)    change any Tax election or settle any Tax Proceeding, or file any amended Tax Return, in each case in a manner that would affect Partnership or the Company after the Closing Date;

(k)   plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or enter into negotiations for the purpose of making any amendments to any collective bargaining agreement;

(l)    enter into any transaction with any of the Subscribers, any Affiliate of any of the Subscribers or any other Affiliate of the Company except as set forth in Schedule 7.1(l);

(m)   fail to keep in force, cancel or reduce any insurance coverage other than with respect to any Company Benefit Plan in the ordinary course of business consistent with past practice;

(n)   compromise, settle or agree to settle any material suit, action, claim, proceeding or investigation (including any material suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise);

(o)   (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than Approved Capex and those included in the Company’s capital expenditure plans set forth in Schedule 7.1(o), or (ii) enter into any new line of business outside of its existing business segments;

(p)   accelerate receipt of any of the Company’s accounts receivable or extend payment of the Company’s accounts payable;

(q)   cancel or waive any material claim or right pursuant to any Material Contract or Lease, or any other claim or rights that is individually in excess of $50,000;

(r)    cancel or reduce any of the Company’s insurance coverage;

(s)   pay, declare or make any distributions of cash or other property of the Company to any of the Subscribers or any of their Affiliates, other than as contemplated by Section 7.9 of the Purchase Agreement, or redeem or repurchase any Units of the Company; or

(t)	authorize, commit or agree to take any of the foregoing actions.

7.2  Access to Information; Confidentiality; Public Announcements.

(a)   During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE 10, the Company, upon reasonable notice, shall give the Partnership and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company as the Partnership, or its authorized representatives, may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company. Notwithstanding the foregoing, neither the Partnership, nor any of its Representatives, may contact any customer or supplier of the Company without the prior consent of the Subscribers, such consent not to be unreasonably withheld, and the Subscribers shall have a right to participate in any conversations with any such customer or supplier.

(b)   Any information provided to or obtained by the Partnership or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Materials” (herein referred to as “Evaluation Material”) as defined in the Confidentiality Agreements, dated August 14 2006 and August 15, 2006, by and between the Company and the Partnership (collectively, the “Confidentiality Agreement”), and shall be held by the Partnership in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. The Confidentiality Agreement shall terminate on the Closing Date.

(c)   From and after the Closing, the Subscribers and Subscribers’ Affiliates and representatives shall hold any information relating to the Partnership, the Company and their respective Affiliates which is non-public in confidence, and shall not, directly or indirectly, disclose, publish, or otherwise make available any of such confidential information to the public or to any Person or use any of such confidential information for its own benefit or for the benefit of any other Person, other than the Partnership and its Affiliates; provided that the Subscribers may disclose such confidential information if, but only to the extent, required by law; provided, however that in such case, such Subscribers will provide the Partnership with prompt written notice thereof so that the Partnership may seek an appropriate protective order and/or waive the Subscribers’ compliance with the provisions of this Agreement in respect thereof. Notwithstanding the foregoing, the Subscribers may disclose and/or otherwise use such information (i) in connection with any litigation with the Partnership or any of its Affiliates and/or (ii) once such information is in the public domain through no fault of the Subscribers.

(d)   No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

7.3	Filings and Authorizations; Consummation.

(a)   Upon the terms and subject to the conditions hereof, each of the Partnership and the Subscribers shall use its or his commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(b)   Each of the parties hereto shall, if required by applicable law, promptly but in any event no later than five (5) Business Days after the date of this Agreement, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Each party hereto also agrees to request early termination of the applicable waiting period thereunder and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Partnership acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees for the filing under the HSR Act.

(c)   Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate such transactions.

(d)   The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (b) and (c) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(e)   Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement.

(f)     The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof.

7.4  Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. The Partnership will not issue any Class A Units on or prior to the Closing Date at a price less than $1,832.6667 per Class A Unit.

7.5  Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE 10, except for the transactions contemplated by this Agreement, the Subscribers will not, and will cause the Company and its respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Sale Units or all or substantially all the assets of the Company, or any merger, recapitalization or similar transaction with respect to the Company or its business. In the event of a failure by a party to perform its obligations under this Section 7.5, the non-breaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the this Section 7.5 and to enforce specifically the provisions of this Section 7.5 in addition to any other remedy to which such party may be entitled, at law or in equity.

7.6  Employee Matters. Except as otherwise set forth in any “change in control” or similar agreement or instrument in effect as of the date hereof or as set forth in the Employment Agreements (as defined in the Purchase Agreement):

(a)   from and after the Closing Date until the first (1st) anniversary thereof, the Parent shall, or shall cause the Company to, provide pension and welfare benefits (but not equity-based compensation) in the aggregate that are no less favorable to the employees of the Company than the employee benefits provided to the employees immediately prior to the Closing Date, provided, however, that except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Company or applicable law, nothing herein shall preclude the Partnership or the Company from terminating the employment of any employee at any time on or after the Closing; and

(b)   except as specifically provided herein, the Partnership shall, and shall cause, service rendered by employees of the Company prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting (but not for purposes of benefit accruals or early retirement subsidies under any defined benefit pension plan), as applicable, under all plans, programs, policies and arrangements related to pension and welfare benefits (but equity-based compensation plans) of the Buyer (as defined in the Purchase Agreement) and its subsidiaries (including the Company) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, employees of the Company will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Partnership or its subsidiaries (including the Company) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company in which such employee participated immediately prior to the Closing Date. The Partnership shall, and shall cause, such employees to be given credit under such plans for co-insurance payments made, and deductibles satisfied, prior to the Closing Date.

(c)   Notwithstanding anything to the contrary, employees of the Company shall not be considered third-party beneficiaries under this Agreement.

7.7	Non-compete.

(a)   Each Subscriber agrees that, in connection with the sale, assignment, conveyance, transfer, encumbrance or other disposition of the Transferred Units owned by such Seller (the “Disposition”), he shall not:

(i)           During the period beginning on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement (the “Non-Compete Period”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, member, manager, director, officer, employee, partner or consultant with any for profit business, firm, entity or organization, that operates in the manufacture or sale of any products of the type produced by the Company on or prior to the Closing Date anywhere in the United States (each a “Competing Concern”); provided, however, the forgoing shall not prohibit any Subscriber from beneficially owning up to five percent (5%) of the outstanding equity securities of a publicly traded entity which are traded on a national securities exchange or the Nasdaq stock market; or

(ii)          during the Non-Compete Period, directly or indirectly, (x) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company during the Non-Compete Period, without the prior written consent of the Company or (y) solicit or attempt to induce any customer or other business relation of the Company or any of its subsidiaries into any business relationship (including the termination or rescission of the relationship) which might materially harm the Company; provided, however, the prohibitions set forth in this subsection (ii) shall not prohibit the interviewing or hiring of any employee of the Company who first contacts the Subscribers without prior solicitation, or who responds to an advertisement or general solicitation for employment such as one contained in a newspaper, trade magazine, or other publication of general solicitation.

(b)   The Subscribers hereby acknowledge and agree that the covenants, restrictions and agreements of Section 7.7(a) are made in connection with the sale of the Company and the goodwill of the Company and are fair and reasonable.

(c)   Whenever possible each provision and term of Section 7.7(a) will be interpreted in a manner to be effective and valid, but if any provision or term of Section 7.7(a) is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of Section 7.7(a). If any of the covenants set forth in Section 7.7(a) are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Seller.

7.8	Post-Closing Operations of the Company.

(a)   The Subscribers and Partnership acknowledge and agree that a portion of the consideration to be paid to the Subscribers for the Transferred Units is contingent upon the Company achieving the Net Revenue targets set forth in Section 2.1(b) for the one (1) year period ending December 31, 2007 (the “Earnout Period”) and that the efforts of the Subscribers will be a significant factor in the Company’s ability to achieve the Net Revenue targets during the Earnout Period. In furtherance of the foregoing, the parties hereto agree that during the Earnout Period the Partnership shall not, and shall not cause the Company to terminate the employment of any Subscriber other than for Cause (as defined in that Subscriber’s Employment Agreement). Notwithstanding any other provision of this Agreement, the Partnership agrees that it will take no action, and shall not cause any action to be taken, that is reasonably likely to adversely affect in any material respect the Company’s ability to meet any of the Net Revenue targets set forth in Section 2.1(b).

7.9  Put Option. On or after December 31, 2009, Larry Sloan shall have the right and option, but not the obligation (the “Put Option”), to cause the Partnership to purchase all of the Parent Units held by him for a purchase price in cash equal to the Fair Market Value as of the date of the Exercise Notice of each Parent Unit held by him (the “Put Consideration”) by written notice to the Partnership of the exercise of such right and option (an “Exercise Notice”). The closing on any exercise of the Put Option shall occur at 9:00 A.M. at the offices of the Partnership on the 10th day following determination of Fair Market Value. The Put Option shall expire on December 31, 2011. The Partnership (or its designee) shall pay the Put Consideration by wire transfer of immediately available funds, and Larry Sloan shall, if applicable, deliver to the Partnership certificates representing all of Parent Units, duly endorsed in blank or otherwise in proper form for transfer to the Partnership. Notwithstanding any of the above, if Larry Sloan has exercised his Put Option pursuant to this Section 7.8 and the Partnership is not permitted to consummate the transactions contemplated by the Put Option under applicable law, or due to a default under any debt financing agreement evidencing any then outstanding indebtedness of the Partnership or any of its direct or indirect subsidiaries (“Debt Documents”), or if a payment pursuant to this Section 7.8 would trigger a default under any such Debt Documents, the Partnership shall issue Larry Sloan a promissory note with a principal amount equal to the applicable Put Consideration and an interest rate equal to the prime rate then in effect, and such principal and interest will be paid in full by wire transfer of immediately available funds immediately when the Partnership is permitted to pay such Put Consideration under applicable law and any Debt Documents. The Partnership shall use its reasonable commercial efforts to cause the Debt Documents to permit payment of the Put Consideration. For purposes hereof “Fair Market Value” shall mean the value as agreed by the Partnership and Larry Sloan, or, if agreement between them is not reached within 10 days of the date of the Exercise Notice, as determined by an appraiser jointly appointed by the Partnership and Larry Sloan (and whose fees will be shared equally by the Partnership and Larry Sloan). The appraiser will be instructed to determine Fair Market Value within 30 days of his appointment and his determination will be final and binding on the parties.

7.10       Product Warranties. From and after the Closing, the Partnership shall not, and shall cause the Company not, to modify in any manner the Standard Warranty with respect to any products sold by the Company on or prior to the Closing Date.

7.11       Americhem Change of Control Agreement. From and after the Closing the Partnership shall not, and shall cause the Company not to, amend or otherwise modify the Americhem Change of Control Agreement in a manner that increases the Sellers’ potential liability thereunder without the prior written consent of the Subscribers.

7.12       Transaction Treated as a Contribution. The Partnership and the Subscribers shall treat the transactions set forth in this Agreement as a contribution of the Transferred Units by the Subscribers to the Partnership in exchange for the consideration payable by the Partnership pursuant to Article 2 hereof, including the right to the Unit Earn Out Consideration, if any, and shall treat such contribution as a transaction pursuant to which no income or gain is recognized by the Subscribers or the Partnership pursuant to Section 721 of the Code.

7.13       Contribution by Partnership. Immediately after the contribution of the Transferred Units by the Subscribers to the Partnership, the Partnership will contribute the Transferred Units to CPG International Inc., a Delaware Corporation, and a wholly owned subsidiary of the Partnership. The Partnership shall not cause CPG International Inc. to issue stock or to cause CPG International Inc., to assume any liabilities in connection with the transactions contemplated herein, other than any stock issued or deemed issued to the Partnership in exchange for the Transferred Units and cash and any liabilities deemed assumed as a result of the contribution of the Transferred Units.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP

The obligations of the Partnership under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Partnership:

8.1	Representations and Warranties Accurate.

(a)   Each of the representations and warranties of the Subscribers set forth in this Agreement (other than those referred to in Section 8.1(b) below) shall be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Each of the representations and warranties contained in Sections 4.1, 4.3 and 5.2 shall be true and correct in all respects.

8.2  No Material Adverse Effect. No event, change, development, effect, circumstance or occurrence shall have occurred, since the date of this Agreement, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.3  Performance. The Subscribers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.4  Subscribers’ Certificate. The Subscribers shall have delivered to the Partnership a certificate dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.5  FIRPTA Certificate. The Subscribers shall have delivered a certification satisfactory to Purchaser from each Seller, issued pursuant to and in compliance with Treasury Regulation 1.1445-2(b)(2), dated as of the Closing Date, certifying that such Seller is not a foreign person.

8.6	HSR Act; Legal Prohibition.

(a)   With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and any waiting periods or comparable periods under similar foreign competition or Antitrust Laws applicable to the transactions contemplated hereby shall have expired or been terminated.

(b)   On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

8.7  Purchase Agreement. The conditions to the closing of the transaction contemplated by the Purchase Agreement shall have been satisfied.

8.8  Schedules. The Subscribers shall have delivered to the Partnership Schedules 1.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUBSCRIBERS

The obligation of the Subscribers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Subscribers:

9.1  Representations and Warranties Accurate. The representations and warranties of the Partnership contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

9.2  Performance. The Partnership shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3  Officer Certificate. The Partnership shall have delivered to the Company a certificate, signed by an executive officer of the Partnership, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4  Other Agreements. The Partnership and/or Company, as applicable, shall have executed and delivered the Employment Agreements and the Ancillary Agreements.

9.5	HSR Act; Legal Prohibition.

(a)   With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and any waiting periods or comparable periods under similar foreign competition or Antitrust Laws applicable to the transactions contemplated hereby shall have expired or been terminated.

(b)   On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

9.6  Purchase Agreement. The condition to the closing of the transaction contemplated by the Purchase Agreement shall have been satisfied.

ARTICLE 10

TERMINATION

10.1       Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)   by the mutual consent of the Partnership and the Subscribers;

(b)   at the election of the Partnership or the Subscribers, if the Closing Date shall not have occurred on or before February 2, 2007; provided, however, that the terminating party is able to deliver the certificate required to be delivered under Sections 9.3 and 8.4, as applicable, at the time of such termination;

(c)   if the Closing Date shall not have occurred on or prior to January 31, 2007, by the Subscribers in the event all of the conditions to closing set forth in Article 8 (other than Section 8.7, but only with respect to a failure of such condition due to the Buyer’s failure to obtain the Debt Financing (as defined in the Purchase Agreement)) have been satisfied or waived;

(d)   at the election of the Partnership or the Subscribers if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

10.2       Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.2(b) (Confidential Information), Section 7.2(e) (Public Announcements), 10.3 (Maximum Recovery), ARTICLE 13, and all related definitions shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party from any liability for any wilful breach of the provisions of this Agreement prior to the termination of this Agreement.

10.3       Maximum Recovery. In the event (a) the Subscribers terminate this Agreement under Section 10.1(c) or (b) either party terminates this Agreement under Section 10.1(b) and all of the conditions to closing set forth in Article 8 (other than Section 8.7, but only with respect to a failure of such condition due to the Buyer’s failure to obtain the Debt Financing) have been satisfied or waived, then the Partnership shall pay to Subscribers $750,000 multiplied by a fraction the numerator of which is the number of Transferred Units and the denominator of which is the total number of Sale Units (as defined in the Purchase Agreement) and Transferred Units. The fee shall be payable within 2 days after the date upon which this Agreement terminates as described above in this Section 10.3.

ARTICLE 11

INDEMNIFICATION

11.1       Survival. Each of the representations and warranties of the Subscribers contained in this Agreement (the “Subscribers Representations”) and of the Partnership contained in this Agreement (the “Partnership Representations”) shall survive until the twelve (12) month anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 4.1 (Authority ; Execution; Enforceability), 4.9 (The Transferred Units), 5.1 (Organization and Qualification), 5.2 (Capitalization of the Company), 5.11 (Taxes), 5.20 (Brokers), 6.1 (Organization), 6.2 (Binding Obligation), 6.5 (Brokers) and 6.10 (Taxes) (collectively, the “Specified Representations”) shall survive until the three (3) year anniversary of the Closing Date. The Partnership shall be entitled to make a claim under Section 11.2(a)(iii) at any time on or before the earlier of (a) the fourth anniversary of Closing and (b) the date upon which the holders of the Parent Units issued and outstanding as of the date of this Agreement cease to own at least 50% of the issued at outstanding Parent Units. Each of the covenants and agreements of the parties set forth in this Agreement shall survive the Closing indefinitely. If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 11.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

11.2       Indemnification by the Subscribers; Indemnification by the Partnership.

(a)   From and after the Closing Date, the Subscribers jointly and severally agree to indemnify and hold harmless the Partnership, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Partnership Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, Taxes, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any of the Subscribers Representations, (ii) breach of any covenant or agreement made hereunder by the Subscribers, (iii) any valid claim made under the Standard Warranty with respect to any products manufactured or sold by the Company prior to Closing, (iv) any Taxes of or relating to the Company for all Pre-Closing Periods or (v) claims under the Americhem Change of Control Agreement.

(b)   The Partnership hereby agrees to indemnify and hold harmless the Subscribers, (each, a “Seller Indemnitee,” and together with the Partnership Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any of the Partnership Representations, (ii) the breach of any covenant or agreement made by the Partnership in this Agreement, (iii) any Taxes of or relating to the Company for periods other than Pre-Closing Periods.

(c)   In the event the breach of a representation or warranty has occurred, then the determination as to the amount of Losses attributable to a breach of any representation or warranty contained in this Agreement shall be made without giving effect to the words “material”, “materiality”, “Material Adverse Effect” and other similar qualifications as they appear in such representation or warranty.

(d)   Notwithstanding the foregoing, the representations, warranties, covenants and agreements contained in this Agreement that relate specifically and solely to a particular Seller (including, without limitation, the representations and warranties set forth in Article 4) are the obligations of that particular Seller only, the other Subscribers shall not be responsible therefore, and the particular Seller making any such representation, warranty, covenant or agreement contained in this Agreement shall be solely responsible for any Losses an Indemnitee suffers as a result of any breach of any such representations, warranties, covenants and agreements by such Seller.

11.3	Limitations on Indemnification.

(a)   Notwithstanding anything in this Agreement to the contrary, in no event shall the cumulative indemnification obligations of the Subscribers under Sections 11.2(a)(i) and (iii), on the one hand, or the Partnership under Section 11.2(b)(i), on the other hand, in the aggregate exceed an amount equal to $10,500,000 million (the “Cap”); provided, however, that any and all breaches of the Specified Representations shall not be subject to the Cap and the Cap shall be reduced from time to time to reflect payments for indemnification for which the Cap applies and; provided further, that the amount of such obligations under Section 11.2(a)(iii), shall not exceed $10 million.

(b)   Notwithstanding anything in this Agreement to the contrary the Subscribers shall not be liable for any Losses under Sections 11.2(a)(i) or (iii), unless the aggregate amount of Losses that would otherwise be payable under (A) Section 11.2(a)(i) exceeds an amount equal to $500,000 (the “Basket Amount”) or (B) Section 11.2(a) (iii) exceeds an amount equal to $1 million (the “Product Warranty Basket”), whereupon the Partnership Indemnitee shall be entitled to receive only amounts for Losses in excess of the Basket Amount or the Product Warranty Basket (as the case may be); provided, however, that any and all breaches of the Specified Representations shall not be subject to the Basket Amount but instead shall be recoverable from “dollar one.”

(c)   No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, or (ii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

(d)   Notwithstanding any other provision of this Agreement, the parties agree that any indemnification obligation owed by the Subscribers under this Agreement shall be payable only in Parent Units owned by the Subscribers and their permitted transferees under the Partnership Agreement using a value of $1,832.6667 per Parent Unit, and in the event the Subscribers, their Affiliates and their Permitted Transferees do not own that number of Parent Units equal to or greater in value than the value of an indemnifiable Loss at the time such indemnifiable Loss is payable to an Indemnitee under this Article 11, then such Indemnitee shall be deemed to have forfeited it rights to indemnification hereunder against the Subscribers for all amounts in excess of the value of such Parent Units as of the date of such indemnity payment.

(e)   No Indemnitee shall be entitled to indemnification for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value (except to the extent awarded to third parties).

11.4	Indemnification Claim Process.

(a)   All claims for indemnification by either a Seller Indemnitee or Partnership Indemnitee under Section 11.2 shall be asserted and resolved in accordance with Sections 11.4 and 11.5.

(b)   If a Partnership Indemnitee intends to seek indemnification pursuant to Section 11.2, the Partnership Indemnitee shall notify the Subscribers in writing of such claim within 30 days of first learning of such claim (provided that any delay in notice shall not relieve any person of its obligations under this Agreement except to the extent prejudiced by such delay), describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”).

(c)   If a Seller Indemnitee intends to seek indemnification pursuant to Section 11.2, the Seller Indemnitee shall deliver a Claims Notice to the Partnership.

(d)   The Indemnitor shall have 60 calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of any Third Party Claim and any litigation resulting therefrom with counsel of its choice; provided, however, that this procedure shall not apply to matters under Section 11.2(a)(iii) and Partnership Indemnitee shall maintain control of such matters. If the Indemnitor assumes the defense of a Third Party Claim in accordance herewith (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld or delayed), and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim or the Partnership Indemnitee has maintained control pursuant to this Section of such Third Party Claim under Section 11.2(a)(iii), the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which shall not be unreasonably withheld or delayed).

(e)   If the Indemnitor does not assume the defense of such Third Party Claim within 60 calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 11.2, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, (ii) may (other than with respect to claims under Section 11.2(a)(iii)) at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim, and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which shall not be unreasonably withheld or delayed).

(f)    The Partnership Indemnitee shall, and shall cause the Company to, provide reasonable cooperation with the Subscribers in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Partnership Indemnitee is seeking indemnification pursuant to Section 11.2 that the Subscribers have elected to control, including, but not limited to, by providing the Subscribers with reasonable access to books, records, employees and officers (including as witnesses) of the Company.

11.5       Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall state the basis for such claim. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6       Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of fraud, the indemnification provisions of ARTICLE 11 shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.

11.7       Insurance; Other Indemnification. The amount of any Losses suffered by an Indemnitee shall be reduced by any insurance or other benefits which such party or its Representative actually receive in respect of or as a result of such Losses or the facts or circumstances relating thereto. Each Indemnitee shall use reasonable efforts to seek full recovery under all insurance policies and other sources covering any Loss to the same extent as such party would if such Loss was not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.

11.8       Pre-Closing Knowledge. No Indemnitee shall be entitled to any indemnification hereunder with respect to any breach of any representation or warranty, with respect to which John Loyack, Scott Harrison or Brian Hoesterey had actual knowledge, at any time prior to the execution of this Agreement, of such breach.

11.9       Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the consideration paid for the Transferred Units for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE 12

MISCELLANEOUS

12.1       Expenses. Except as expressly provided herein, all fees, costs, liabilities and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees, costs, liabilities and expenses of the Company or the Subscribers or any of their Affiliates related to the transactions contemplated by this Agreement and (ii) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to employees of the Company at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company (other than any payments due as a result of any, direct or indirect, action taken by the Partnership or any of its Affiliates from and after the Closing) shall be “Company Expenses” to the extent not paid prior to Closing. Such Company Expenses to be paid in accordance with the Purchase Agreement.

12.2       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.3       Entire Agreement. This Agreement and the Purchase Agreement including the Schedules and Exhibits attached hereto and thereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

12.4	Set-Off.

Partnership shall have the right to set-off any finally determined indemnification obligations owed to it under this Agreement against any Unit Earn Out Consideration.

12.5       Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.6       Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Subscribers or, prior to the Closing, the Company:

Pro-Cell, LLC

11746 Foley Beach Express

Foley, AL 36535

Fax: 682-518-7005

Attn: Chris Bardasian and Kevin Sloan

With a copy to:

Goodwin Procter LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stuart Rosenthal, Esq. or Edward J. Braum, Esq.

Fax: (212) 355-3333

If to the Partnership or, after the Closing, to the Company:

c/o AEA Investors LLC

65 East 55th Street

New York, NY 10033

Fax: (212) 702-0550

Attn: General Counsel

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan, Esq.

Fax: (212) 859-4000

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.6.

12.7	Exhibits and Schedules.

(a)   No reference to or disclosure of any item or other matter in the schedules to this Agreement (the “Schedules”) shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. Certain agreements and other matters are listed in the Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed by the terms of this Agreement. Reference to any document in the Schedules includes any amendment to such document, and does not purport to be complete and is qualified in its entirety by the document itself. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties contained in this Agreement and shall not in any way be deemed to expand the scope or effect of any such representations and warranties contained herein. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in each Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Schedule as though fully set forth in such other Schedule (whether or not specific cross-references are made) on its face the significance of the disclosure is reasonably apparent on its face. Notwithstanding any other provision of this Agreement, the parties hereto agree that Schedule 1 will not be delivered until immediately prior to Closing.

(b)   The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.8       Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.9       Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. Notwithstanding the foregoing, the Partnership may, without the consent of the Subscribers (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliate’s financing sources (in any or all of such cases described in (a), (b) or (c), the Partnership shall remain responsible for the performance of all of its obligations hereunder).

12.10     No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

12.11     Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.12     Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

12.13     Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.14     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.15     Conveyance Taxes. The Subscribers on the one hand, and Partnership on the other hand, each agree to pay half of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and the Subscribers and the Partnership agree to jointly file all required change of ownership and similar statements. All costs and expenses incurred by the Partnership in excess of such half share related to the foregoing shall be promptly reimbursed by the Subscribers.

12.16     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.17     Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CPG INTERNATIONAL HOLDINGS LP

By its general partner,
CPG HOLDING I LLC
By:	/s/ BRIAN HOESTEREY
Name:	Brian Hoesterey
Title:	President

CHRISTOPHER BARDASIAN
By:	/s/ CHRISTOPHER BARDASIAN
Christopher Bardasian

KEVIN SLOAN
By:	/s/ KEVIN SLOAN
Kevin Sloan

LARRY SLOAN
By:	/s/ LARRY SLOAN
Larry Sloan